Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into as of this 3rd day of January, 2011 by and between Archipelago Learning, LLC, a Delaware limited liability company (the “Company”), and Mark Dubrow (the “Executive”).
     WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to be employed by the Company;
     WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and
     WHEREAS, the Company desires to be assured that the confidential information and good will of the Company will be preserved for the exclusive benefit of the Company.
     NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
     1 EMPLOYMENT AND RESPONSIBILITIES
     Effective as of January 31, 2011 (the “Start Date”), the Company will employ the Executive in the position of Executive Vice President, Chief Financial Officer. The Executive shall report to the Chief Executive Officer. The Executive will have such authority, and will perform all of the duties, normally associated with this position as well as other duties as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer, in each case consistent with the Executive’s position as Executive Vice President, Chief Financial Officer.
     2 ATTENTION AND EFFORT
     The Executive will devote all of the Executive’s business time, ability, attention and best efforts to the performance of the Executive’s duties hereunder in a manner which will faithfully and diligently further the Company’s business to the exclusion of all other business activities. However, the Executive may devote reasonable periods of time to engaging in charitable or community service activities, so long as none of these activities interfere with the Executive’s duties under this Agreement. Executive agrees to perform the Executive’s duties and responsibilities within Company policies, standard work hours and attendance and general work practices.
     3 TERM
     The Executive’s employment hereunder initially shall be for a term ending on the day preceding the second anniversary of the Start Date, subject to earlier termination in accordance with Section 6 below. The Agreement shall be automatically extended from year to year thereafter unless either party gives not less than sixty (60) days prior written notice to the other that such party elects to have the Agreement terminated effective at the end of the initial or then current renewal term.
     4 COMPENSATION
     During the term of employment under this Agreement, the Company agrees to pay to the Executive, and the Executive agrees to accept in full consideration for all services performed by the Executive, the following compensation:
     4.1 Base Salary: The Company will pay the Executive an annual base salary of three hundred and forty thousand dollars ($340,000), before all customary payroll deductions. This annual base salary will be paid in accordance with the usual payroll practices of the Company. The Company may make such increases in the base salary as the Company may, in its sole discretion, deem appropriate.
     4.2 Signing Bonus: The Company will pay the Executive: (i) within 30 days of the Start Date, a signing bonus of $35,000 (the “First Signing Bonus”); and (ii) within 30 days of the one year anniversary of the Start Date, a signing bonus of $17,500 (the “Second Signing Bonus” and, together with the First Signing Bonus, the “Signing Bonuses”). Notwithstanding anything herein to the contrary no Signing Bonus will be paid if, on the date such Signing Bonus is due, the Executive is no longer employed with the Company. If the Executive is terminated for Cause or resigns for any reason: (a) prior to the one year anniversary of the Start Date, the Executive will, within 15 days of the date of such termination or resignation, repay to the Company 100% of the First Signing Bonus paid to him; (b) after the one year anniversary of the Start Date but prior to the two year anniversary thereof, the Executive will, within 15 days of the date of such termination or resignation, repay to the Company 50% of the Signing Bonuses paid to him; and (c) after the two year anniversary of the date hereof, the Executive will not be required to repay any portion of the Signing Bonuses.
     4.3 Annual Bonus: The Executive will participate in the Company-wide bonus plan in which all employees of the Company participate based on such bonus plan’s policies and procedures then in effect. In addition, the Executive will be eligible to receive a bonus (the “Bonus”) in respect of each fiscal year of the Company in an amount equal to up to 50% of the Executive’s earned base salary (pro rated for partial years) based on performance targets; provided, that if the performance targets in any fiscal year are exceeded, the maximum bonus the Executive shall be eligible to receive shall equal up to 60% of the Executive’s earned base salary (pro rated for partial years). Such targets shall be based: (i) 27% on the GAAP revenue targets set forth in the operating plan approved from time to time by the Company; (ii) 40% on EBITDA targets, each as set forth in the operating plan approved from time to time by the Company; and (iii) 33% on key business objectives, to be determined by the Company: (a) for 2011, within 30 days of the Start Date; and (b) for subsequent years, prior to the beginning of each such year. The Company may, in its sole discretion, assign different percentages to the target components for any year, prior to the end of the first quarter of such year.

     4.4 Incentive Equity: After beginning his employment, the Executive will have the right to participate in the stock option plan of the Company’s indirect parent, Archipelago Learning, Inc. (“ARCL”), with an initial grant of 125,000 stock options. The grant will vest over 4 years, with 25% of such options vesting on each anniversary of the date of issuance. The form, terms and provisions applicable to such options shall be as set forth in the applicable option agreement, any applicable grant notice and the 2009 Omnibus Incentive Plan of ARCL.
     4.5 Withholding: The Company may withhold from any compensation and benefits payable to the Executive, including any compensation or benefits payable pursuant to Section 7 hereof, all applicable federal, state and local withholding taxes.
     5 BENEFITS
     5.1 Description of Benefits: During the term of employment under this Agreement, the Executive will be entitled to participate in all employee incentive, pension and welfare benefit plans and programs made available generally to other senior executives of the Company, as such plans or programs may be in effect from time to time (including, without limitation, incentive equity, profit sharing, savings and other pension and retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans and accidental death and dismemberment protection, provided that the Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs). Payment for such coverages will be the sole responsibility of the Executive, unless the Company makes such coverages available to similarly situated executives on a shared cost basis. In addition, the Executive will be entitled to 25 days of paid vacation per year, subject to standard Company policies. The Company will pay for all reasonable expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time.
     6 TERMINATION
     The Executive’s employment under this Agreement may be terminated as follows, but in the event of any such termination, the provisions of Sections 7 and 8 will survive the termination of the Executive’s employment.
     6.1 By the Company: The Company may terminate the employment of the Executive, with or without Cause (as defined in Section 7.5 hereof), at any time during the term hereof by delivery of a Notice of Termination (as defined below) to the Executive.
     6.2 By the Executive: The Executive may terminate his employment at any time, for any reason, by delivery of a Notice of Termination to the Company.
     6.3 Death; Disability: The Executive’s employment will terminate automatically upon the Executive’s death or total disability. The term “total disability” will mean the Executive’s inability to perform the duties set forth in Section 1 hereof for a period of twelve

(12) consecutive weeks, or a cumulative period of 90 business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity.
     6.4 Notice: The term “Notice of Termination” means at least thirty (30) days prior written notice of termination of the Executive’s employment (the “Advance Notice Period”), during which period the Executive’s employment and performance of services will continue; provided, that: (i) the Executive may, upon termination of the Executive’s employment with Good Reason, make such notice effective immediately; (ii) the Company may, upon termination of the Executive’s employment with or without Cause, make such notice effective immediately; and (iii) the Company may, upon notice to the Executive and without reducing compensation during any Advance Notice Period, excuse the Executive from any or all of the Executive’s duties during any Advance Notice Period. The effective date of termination of employment (the “Termination Date”) will be the date on which such Advance Notice Period expires (or the date of notice, if the Company exercises its rights under clause (ii) hereof or if the Executive exercises the Executive’s rights under clause (i) hereof) or as otherwise provided in Section 3 above.
     7 TERMINATION PAYMENTS
     In the event of termination of the employment of the Executive, all compensation and benefits set forth in this Agreement will terminate as of the Termination Date except as specifically provided in this Section 7:
     7.1 Termination by the Company:
     (a) If the Company terminates the Executive’s employment without Cause (other than as result of death or total disability) or as a result of the expiration of the term of this Agreement pursuant to Section 3, and such termination constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Executive will not be entitled to receive any of the payments or benefits provided for herein, except the Company shall: (i) pay the Executive’s base salary through the Termination Date; (ii) pay the Executive an amount equal to the Executive’s base salary during the Severance Period (as defined in Section 7.7 below) payable in equal installments, in accordance with the Company’s normal payroll practices, beginning with the first payroll date following the 45th day after the Termination Date; (iii) until the earlier of: (a) the end of the Severance Period; or (b) the date the Executive commences new employment, pay the Executive an amount (which shall be includable in the Executive’s gross income) equal to the applicable premium rate under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), if any, for the Executive and the Executive’s covered beneficiaries with respect to any welfare benefits for which the Executive and the Executive’s covered beneficiaries timely elect COBRA coverage; (iv) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date; and (v) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).

     (b) If the Company terminates the Executive’s employment for Cause, the Executive will not be entitled to receive any of the payments or benefits provided for herein, except the Company shall: (i) pay the Executive’s base salary through the Termination Date; (ii) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date; and (iii) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
     7.2 Termination by the Executive:
     (a) If the Executive terminates the Executive’s employment with the Company with Good Reason (as hereinafter defined), and such termination constitutes a “separation from service” under Section 409A, the Executive will not be entitled to receive any of the payments or benefits provided for herein, except the Company shall: (i) pay the Executive’s base salary through the Termination Date; (ii) pay the Executive an amount equal to the Executive’s base salary during the Severance Period payable in equal installments, in accordance with the Company’s normal payroll practices, beginning with the first payroll date following the 45th day after the Termination Date; (iii) until the earlier of: (a) the end of the Severance Period; or (b) the date the Executive commences new employment, pay the Executive an amount (which shall be includable in the Executive’s gross income) equal to the applicable premium rate under COBRA, if any, for the Executive and the Executive’s covered beneficiaries with respect to any welfare benefits for which the Executive and the Executive’s covered beneficiaries timely elect COBRA coverage; (iv) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date; and (v) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
     (b) If the Executive terminates the Executive’s employment with the Company without Good Reason, the Executive will not be entitled to any payments or benefits provided for herein, except the Company shall: (i) pay the Executive’s base salary through the Termination Date; (ii) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date; and (iii) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).
     7.3 Death or Disability: If the Executive’s employment is terminated pursuant to Section 6.3 hereof as a result of the Executive’s death or total disability, the Executive will not be entitled to any payments or benefits provided for herein, except the Company shall: (i) pay the Executive’s base salary through the Termination Date; (ii) provide the Executive with all benefits that are accrued but unpaid as of the Termination Date; and (iii) provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder).

     7.4 Payment Schedule: All payments of base salary under this Section 7 (excluding wages for services performed prior to the Termination Date) shall be paid in accordance with the Company’s normal payroll practices, beginning with the first payroll date following the 45th day after the Termination Date. Payment of wages for services performed prior to the Termination Date shall be paid in accordance with the Company’s normal payroll practices without regard to the 45 day delay. Each payment made in accordance with this Section 7 shall be treated as a separate payment for purposes of Section 409A, to the extent Section 409A applies to such payments.
     7.5 Cause: Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean: (i) the Executive repeatedly refuses or fails to perform any of the Executive’s duties and responsibilities as determined from time to time by the Company, including, without limitation: (a) the Executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent disability) which remains uncured to the reasonable satisfaction of the Company following thirty (30) days’ written notice from the Company of such alleged fault; and (b) the Executive’s refusal to comply with any lawful directive or policy of the Company which refusal is not cured by the Executive within thirty (30) days of such written notice from the Company; provided, that the Company shall not be required to give the Executive more than two cure periods with respect to this clause (i); (ii) the Executive acts (including a failure to act) in a manner which constitutes gross and willful misconduct or gross negligence in the performance of the Executive’s duties; (iii) the Executive commits a material act of fraud, personal dishonesty or misappropriation relating to the Company or its affiliates; (iv) the Executive commits a material act of dishonesty, embezzlement, unauthorized use or disclosure of Confidential Information or other intellectual property or trade secrets, common law fraud or other fraud with respect thereto; (v) a breach by the Executive of a material provision of this Agreement or any other written agreement with the Company; (vi) the Executive’s indictment for or conviction (or the entry of a plea of a nolo contendere or equivalent plea) in a court of competent jurisdiction of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (vii) the Executive’s habitual or repeated misuse of, or habitual or repeated performance of the Executive’s duties under the influence of, alcohol or controlled substances.
     7.6 Good Reason: Whenever reference is made in this Agreement to termination being with or without Good Reason, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent: (i) any breach by the Company of any material provision of this Agreement or any other written agreement with the Executive; (ii) a reduction in the Executive’s base salary; (iii) a material reduction or diminution of the Executive’s duties, responsibilities or authorities, which are caused by an act of the Company; or (iv) any requirement by the Company that the Executive relocate the Executive’s principal place of employment to a location that is in excess of 60 miles from the Company’s current headquarters in Dallas, Texas. The Company shall have 30 days after receipt of notice from the Executive setting forth the specific conduct that constitutes Good Reason, to cure such conduct that would result in Good Reason. The Executive may not resign the Executive’s employment for Good Reason unless the Executive has provided the Company with at least 30 days prior written notice of the Executive’s intent to resign for Good Reason (which notice must be provided within 60 days following: (x) the occurrence of the event(s) purported to constitute Good Reason; or (y) if the Executive did not know of the occurrence of any of such events, the date on which the Executive had actual knowledge of the occurrence of any of such events) and has set forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies.
     7.7 Severance Period: Whenever reference is made in this Agreement to the Severance Period, “Severance Period” shall mean the period commencing on the Termination Date and ending on the twelve-month anniversary of the Termination Date.
     7.8 Payments Contingent on Release: The Company’s obligation to make any salary continuation or COBRA coverage payments under this Section 7 (other than wages for services performed prior to the Termination Date) shall be contingent upon the Executive executing a general release concerning the Executive’s employment in form and substance reasonably acceptable to the Company and the Executive, within 45 days following the Termination Date.
     8 NONCOMPETITION, NONSOLICITATION, PROTECTION OF CONFIDENTIAL INFORMATION
     8.1 Applicability: This Section 8 will survive the termination of this Agreement and the Executive’s employment with the Company. As used in this Section 8, “Company” shall mean ARCL, the Company and all of the Company’s current and future direct and indirect parent companies and subsidiaries. It is understood and agreed that the Company and the Executive consider the restrictions contained in this Section 8 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information (as defined below) and other legitimate business interests of the Company.
     8.2 Restricted Period: As used in this Agreement, the “Restricted Period” means the period commencing on the Start Date and ending on the date twelve months after the Termination Date.
     8.3 Noncompetition: During the Restricted Period, the Executive will not engage in any business in any manner, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity that: (i) is in competition with any business of the Company or any business in which, to the Executive’s knowledge, the Company had plans to engage or was considering engaging as of the Termination Date, except the Executive may own up to five percent (5%) of any class of issued and outstanding securities of a competitive corporation whose shares are regularly traded on a national securities exchange or on the over-the-counter market; or (ii) inevitably will result in the disclosure or use of the Company’s Confidential Information, as defined in Section 8.5 below, in either case in any state in the United States where the Company does business as of the Termination Date or where, to the Executive’s knowledge, the Company had plans to engage or was considering engaging as of the Termination Date.

     8.4 Nonsolicitation: As used in this Agreement, “Solicitation” means, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity: (a) the solicitation of, inducement of, or attempt to induce, any employee, agent or consultant (including freelance writers and content providers) of the Company to leave the employ of, or stop providing services to, the Company; (b) the offering or aiding another to offer employment to, or interfering or attempting to interfere with the Company’s relationship with, any employees or consultants (including freelance writers and content providers) of the Company; (c) the solicitation of, or assistance to any entity or person in solicitation of, any customers or suppliers (including freelance writers and content providers) of the Company to discontinue doing business with the Company; or (d) interfering with any relationship between the Company and any of its customers or suppliers (including freelance writers and content providers). During the Restricted Period, the Executive will not engage in or attempt to engage in any Solicitation, provided that Solicitation will not be considered to have occurred by the general advertising for or hiring of any employee by entities with which the Executive is associated, as long as the Executive does not directly or indirectly: (i) induce such employee to leave the Company; (ii) contact such employee prior to the Executive’s departure from the Company regarding employment; or (iii) in the case of hiring such employee, control such entity or have any input in the decision to hire such employee.
     8.5 Protection of the Company’s Confidential Information: As used in this Agreement, “Confidential Information” means all information that relates to the business, technology, manner of operation, suppliers, panelists, customers, finances, employees, plans, proposals or practices of the Company or of any third parties doing business with the Company, and includes, without limitation, the identities of and other information regarding the Company’s suppliers, panelists, customers and prospects, supplier lists, panelist list employee information, business plans and proposals, software programs, marketing plans and proposals, technical plans and proposals, research and development, budgets and projections, nonpublic financial information, and all other information the Company designates as “confidential” or intends to keep as confidential or proprietary. Excluded from the definition of Confidential Information is information that is or becomes generally known to the public, other than through the breach of this Agreement by the Executive. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be generally known to the public. The Executive understands and agrees that Confidential Information will be considered the trade secrets of the Company and will be entitled to all protections given by law to trade secrets and that the provisions of this Agreement apply to every form in which Confidential Information exists, including, without limitation, written or printed information, films, tapes, computer disks or data, or any other form of memory device, media or method by which information is stored or maintained. The Executive acknowledges that in the course of employment with the Company, the Executive has received and may receive Confidential Information of the Company. The Executive further acknowledges that Confidential Information is a valuable, unique and special asset belonging to the Company. For these reasons, and except as otherwise directed by the Company, the Executive agrees, during the Executive’s employment, and at all times after the termination of the Executive’s employment with the Company, that the Executive will not disclose or disseminate to anyone outside the Company, nor use for any purpose other than as required by the Executive’s work for the Company, nor assist anyone else in any such disclosure or use of, any Confidential Information. Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession which contain or relate to Confidential Information.
     8.6 Ownership of Intellectual Property: All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, trade secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Executive, either alone or in conjunction with others, at anytime or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or, to the knowledge of the Executive, in which the Company intends to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be and hereby are the property of the Company.
     The Executive shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, other provisions of this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Executive.
     8.7 Equitable Relief: The Executive acknowledges that: (a) the provisions of this Section 8 are essential to the Company; (b) that the Company would not enter into this Agreement if it did not include this Section 8; and (c) that damages sustained by the Company as a result of a breach of this Section 8 cannot be adequately remedied by monetary damages. Furthermore, the Executive agrees that the Company, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 8.
     9 FORM OF NOTICE

     All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:	Mark Dubrow
5902 Bent Creek Trail
Dallas, Texas 75252
Telephone: (214) 763-7570
Facsimile:

If to the Company:	c/o Archipelago Learning, LLC
3232 McKinney Avenue, Suite 400
Dallas, Texas 75204
Attention: Tim McEwen
Telephone: (214) 379-0023
Facsimile: (866) 515-9145

with a copy:	Weil, Gotshal & Manges LLP
100 Federal Street 34th Floor
Boston, Massachusetts 02110
Attention: Kevin J. Sullivan, Esq.
Telephone: (617) 772-8348
Facsimile: (617) 772-8333
     If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.
     10 ASSIGNMENT
     This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. Nothing in this Agreement shall be construed to confer any right, benefit or remedy upon any person that is neither a party hereto nor a personal or legal representative, executor, administrator, heir, distributee, devisee, legatee, successor or assign of a party hereto. This Agreement is personal in nature, and none of the parties to this Agreement shall, without the written consent of the others, assign or transfer this Agreement or any one or more of its rights or obligations under this Agreement to any other person or entity, except that the Company may assign its rights and delegate its obligations under this Agreement to any entity that acquires all or substantially all of its business, whether by sale of assets, merger or like transaction. If the Executive should die while any amounts are still payable, or any benefits are still required to be provided, to the Executive hereunder, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to the

Executive’s devisee, legatee or other designee or, if there be no such person, to the Executive’s estate.
     11 WAIVERS
     No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance will not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.
     12 AMENDMENTS IN WRITING
     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, will in any event be effective unless the same is in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive. Each amendment, modification, waiver, termination or discharge will be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.
     13 APPLICABLE LAW
     This Agreement will in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any rules governing conflicts of laws.
     14 SEVERABILITY
     If any provision of this Agreement is held invalid, illegal or unenforceable under applicable law, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law: (a) all other provisions will remain in full force and effect and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; (b) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof; and (c) any court or arbitrator having jurisdiction thereover shall (and will have the power to) reform such provision to the extent necessary for such provision to be enforceable under applicable law.
     15 COUNTERPARTS

     This Agreement, and any amendment or modification entered into pursuant to Section 12 hereof, may be executed in any number of counterparts (including facsimile counterparts), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument.
     16 NO CONFLICTING AGREEMENTS
     The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.
     17 KEY PERSON LIFE INSURANCE
     The Executive acknowledges that the Company may wish to purchase insurance on the life of the Executive, the proceeds of which would be payable to the Company, at the Company’s expense. The Executive hereby consents to such insurance and agrees to submit to any medical examination and release of medical records required to obtain such insurance.
     18 ENTIRE AGREEMENT
     This Agreement on and as of the date hereof, constitutes the entire agreement between the Company and the Executive relating to employment of the Executive with the Company, and supersedes and cancels any and all previous or contemporaneous contracts, arrangements or understandings, whether oral or written, between the Company and the Executive relating to the Executive’s employment with or termination from the Company, including the offer letter sent by the Company to the Executive on December 20, 2010, but excluding: (i) the Standards of Business Conduct and Conditions of Employment; and (ii) the Employee Confidentiality and Assignment Statement. In the event of any conflict between this Agreement, on the one hand, and the terms of Standards of Business Conduct and Conditions of Employment or the Employee Confidentiality and Assignment Statement, on the other hand, the terms of this Agreement shall govern.
     19. Section 409A
     (a) Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to that end. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.
     (b) Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled.
     (c) Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
The next page is the signature page.

     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EXECUTIVE:
/s/ Mark Dubrow
Mark Dubrow

ARCHIPELAGO LEARNING, LLC
/s/ Tim McEwen
Name:	Tim McEwen
Title:	Chief Executive

[Signature Page 1 of 1 — Mark Dubrow/ARCL LLC Employment Agreement]